Lenard E. Schwartzer, Esq.
Nevada Bar No. 0399
Jeanette E. McPherson, Esq.
Nevada Bar No. 5423
Jason A. Imes, Esq.
Nevada Bar No. 7030
Schwartzer & McPherson Law Firm
2850 South Jones Blvd., Suite 1
Las Vegas NV 89146
Telephone: (702) 228-7590
Facsimile: (702) 892-0122
Email: bkfilings@s-mlaw.com
Attorneys for Debtors and Debtors in Possession

E-FILED on June 21, 2006

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re:

PACIFIC MAGTRON INTERNATIONAL, CORP., a Nevada Corporation,

PACIFIC MAGTRON, INC.,

PACIFIC MAGTRON (GA), INC.,

LIVEWAREHOUSE, INC.,

Debtors and Debtors in Possession.

Affects all four Debtors: ☐
Affects only:
- ☒ Pacific Magtron International, Corp.
- ☐ Pacific Magtron, Inc.
- ☐ Pacific Magtron (GA), Inc.
- ☒ Livewarehouse, Inc.

Case Nos. BK-S-05-14326 LBR
BK-S-05-14331 LBR
BK-S-05-14335 LBR
BK-S-05-14339 LBR

Jointly Administered Under
Case No. BK-S-05-14326 LBR

Chapter 11

FOURTH AMENDED PLANS OF REORGANIZATION FOR PACIFIC MAGTRON INTERNATIONAL, CORP AND LIVEWAREHOUSE, INC.

Date: July 26, 2006
Time: 1:30 p.m.
Place: *Courtroom 1*
Foley Federal Building
300 Las Vegas Blvd. South
Las Vegas, Nevada 89101

PACIFIC MAGTRON INTERNATIONAL, CORP. ("PMIC") and LIVEWAREHOUSE, INC. ("LW"), by and through their counsel, Lenard E. Schwartzer,

Esq. of the Schwartzer & McPherson Law Firm, hereby propose the following Fourth Amended Plans of Reorganization (respectively, the "PMIC Plan" and the "LW Plan"; collectively the "Plans") pursuant to 11 U.S.C. § 1123, and are seeking acceptance of the Plans by the respective Creditors of PMIC and LW and approval by the Bankruptcy Court. The Plans constitute separate plans of PMIC and LW, and the provisions of this document apply to the respective Plans as designated. The Plans do not contemplate the substantive consolidation of the bankruptcy estates of PMIC and LW, and in no event shall PMIC and LW be deemed consolidated with each other or any other entity upon confirmation of the Plans, notwithstanding that their respective Plans are set forth in one document. Debtors PACIFIC MAGTRON, INC. ("PMI") and PACIFIC MAGTRON (GA), INC. ("PMIGA") have submitted separate liquidating plans which have been confirmed by an Order entered on January 30, 2006. These Plans also incorporate a Settlement Agreement made by and among various parties including Theodore Li, Cynthia Lee and Advanced Communications Technologies, Inc. which should be approved at the same time as confirmation of the Plans.

ARTICLE 1
DEFINITIONS
(PMIC PLAN and LW PLAN)

For purposes of these Plans, and unless the context otherwise requires, the capitalized terms set forth below shall have the following meanings, and all other capitalized terms shall have the meaning set forth in Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the "Bankruptcy Code") as provided as of the Petition Date:

1.1. ACT. Advanced Communications Technologies, Inc., holder of 61.56% of the currently issued and outstanding common stock of PMIC.

1.2. Administrative Claim. Any cost or expense of administration of the Chapter 11 Case of PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan) allowed by the Bankruptcy Court and afforded priority in accordance with the provisions of Sections 503 and 507(a)(1) of the Bankruptcy Code, including all compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code and any Professional Fees incurred by PMIC or LW, as applicable, through the Effective Date of the respective Plans.

1.3. Allowed Claim. A Claim (a) as listed in the Schedules filed by PMIC or LW, as applicable (unless designated as contingent, disputed, unliquidated or to which an objection has been filed), (b) as set forth in a properly and timely filed proof of claim filed by a Creditor against PMIC or LW, as applicable, as to which no objection has been filed on or before the date fixed by Order of the Bankruptcy Court for such objection, or (c) determined or deemed to be allowed by Order of the Bankruptcy Court or by agreement of the applicable Creditor and Debtor.

1.4. Bankruptcy Court. The United States Bankruptcy Court for the District of Nevada (Southern Division), in which the Chapter 11 Cases of the Debtors are pending.

1.5. Bankruptcy Rules. The Federal Rules of Bankruptcy Procedure, as amended from time to time, promulgated by the Supreme Court of the United States, as applicable in these Cases, including the Local Rules of the Bankruptcy Court.

1.6. Bar Date. With respect to any particular Claim, the last day by which a proof of claim may be filed with respect to such Claim, and which was fixed by the

Bankruptcy Court to be September 10, 2005, except with respect to Claims of governmental units, which was fixed as one hundred and eighty (180) days after the Petition Date.

1.7. Business Day. Any day except a Saturday, Sunday, or other day on which commercial banks located in Las Vegas, Nevada, are authorized by law to close.

1.8. Cases. The Chapter 11 cases of the Debtors presently pending before the Bankruptcy Court.

1.9. Cash. Legal tender of the United States of America and equivalents thereof. With respect to any payment in Cash provided for under the Plans, Cash shall include checks and wire transfers.

1.10. Cause(s) of Action. All Claims and causes of action now owned or hereafter acquired by PMIC or LW, as applicable, whether arising under the Bankruptcy Code or other federal or state law, including, without limitation, any cause of action arising under Sections 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 or any other sections of the Bankruptcy Code.

1.11. Claim. The right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.12. Claimant. The holder of a Claim against PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan), as applicable.

1.13. Class. Any group of Claims or Equity Interests classified by the PMIC Plan or the LW Plan, as applicable, pursuant to Section 1122(a)(1) of the Bankruptcy Code.

1.14. Confirmation and/or Confirmation Date. With respect to PMIC, the date on which the Bankruptcy Court enters the Confirmation Order confirming the PMIC Plan. With respect to LW, the date on which the Bankruptcy Court enters the Confirmation Order confirming the LW Plan.

1.15. Confirmation Hearing. The hearing (or hearings) at which the Bankruptcy Court shall consider confirmation of the respective Plans of PMIC and LW.

1.16. Confirmation Order(s). The Order(s) entered by the Bankruptcy Court confirming the respective Plans in form and substance satisfactory to PMIC and/or LW, as applicable, and in accordance with the provisions of the Bankruptcy Code.

1.17. Creditor(s). An Entity as defined in Section 101(15) of the Bankruptcy Code that has an Allowed Claim (i) against PMIC or LW, as applicable, that arose at the time of or before the Petition Date, or (ii) against the estate(s) of PMIC or LW, as applicable, of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

1.18. Debtors. Collectively, PMIC, LW, PMI and PMIGA.

1.19. Disallowed Claim. A Claim or any portion thereof that (a) has been disallowed by Final Order, (b) is scheduled at zero or as contingent, disputed or unliquidated and as to which no proof of claim has been timely filed, or (c) is not scheduled and as to which no proof of claim has been timely filed.

1.20. Disclosure Statement. The Disclosure Statement of PMIC and LW filed contemporaneously with the Plans, either in its present form or as it may be amended from time to time, and including any exhibits and schedules thereto.

1.21. Disputed Claims. A Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) have not been scheduled by PMIC or LW, as applicable, or that have been scheduled at zero, or that have been scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims are the subject of a proof of claim in the Bankruptcy Court, (b) are the subject of a proof of claim that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection filed with the Bankruptcy Court which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

1.22. Distribution. Any payment to a Creditor in satisfaction of an Allowed Claim, whether in the form of Cash, Equity Interest or other Property of PMIC or LW, as applicable.

1.23. Distribution Agent. ACT, in the capacity described hereinbelow in Article 7, Sections 7.6 and 7.7.

1.24. Distribution Date. The date on which a Distribution is made.

1.25. Effective Date. With respect to LW, the date that is the first Business Day after ten (10) days from the Bankruptcy Court's entry of the Confirmation Order confirming the LW Plan, so long as such Confirmation Order is a Final Order, or any other time thereafter as may be determined by agreement between LW and those Creditors holding a majority of the Claims against LW. With respect to PMIC, the date that is the seventh Business Day after the Effective Date of the LW Plan, or any other time thereafter

as may be determined by agreement between PMIC and those Creditors holding a majority of the Claims against PMIC, so long as the Confirmation Order confirming the PMIC Plan is a Final Order. The Effective Date of the LW Plan is a condition precedent to the Effective Date of the PMIC Plan. The PMIC/Herborium Merger will be consummated on the Effective Date of the PMIC Plan. The Debtors may delay the Effective Date of the Plans for a period of not more than thirty (30) days following Confirmation if necessary to consummate the PMIC/Herborium merger.

1.26. Employment Agreements. The Employment Agreements, each dated as of December 30, 2004, entered into by and between PMIC, ACT and Encompass Group Affiliates, Inc. on the one hand, and each of the Terminated Executives on the other, in connection with ACT's purchase of all of the shares of common stock of PMIC then owned by the Terminated Executives.

1.27. Entity. An individual, partnership, corporation, estate, trust or government unit as defined in Section 101(15) of the Bankruptcy Code.

1.28. Equity Interest. An equity interest in PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan), as applicable.

1.29. Equity Interest Holder. The holder of an Equity Interest.

1.30. Estate(s). The bankruptcy estate(s) of PMIC and/or LW created by Section 541 of the Bankruptcy Code upon commencement of their respective Chapter 11 Cases.

1.31. Federal Income Tax Refund. Any federal tax refund due to PMIC or the consolidated tax group consisting of PMIC, PMI, PMIGA, LW and their affiliates.

1.32. Final Order. A judgment, order or other decree issued and entered by the Bankruptcy Court, which judgment, order or other decree has not been reversed, stayed, or vacated, and as to which the time to appeal from or seek review or rehearing of such order has expired; provided, however, that with respect to the Confirmation Order(s) confirming the respective Plans, PMIC and LW (as applicable), in their sole discretion, may elect to treat such order as a Final Order, whether or not an appeal is pending, so long as said Order has not been reversed or vacated, and as to which no stay is then in effect, and in such event the Confirmation Order shall be a Final Order.

1.33. Herborium. Herborium, Inc., a Delaware corporation, and the legal acquiree in a proposed merger between PMIC and Herborium, Inc. to be consummated pursuant to and in connection with the PMIC Plan.

1.34. Impaired Class. Any Class of Claims or Equity Interests which is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.35. Insider. Any Person or Entity within the meaning of Section 101(31) of the Bankruptcy Code.

1.36. IRS. The U.S. Internal Revenue Service.

1.37. LW Disputed Claims Reserve. All claims against LW will be resolved prior to confirmation.

1.38. Person. A person within the meaning of Section 101(41) of the Bankruptcy Code.

1.39. Petition(s). The Petition(s) for Relief under Chapter 11 of the Bankruptcy Code initiating the respective Chapter 11 Cases of PMIC and LW.

1.40. Petition Date. The date on which the Petitions were filed; that is, May 11, 2005.

1.41. Plans. The Plans of Reorganization for PMIC and LW, either in their present form or as may be amended or modified from time to time, and including any exhibits and schedules thereto.

1.42. PMIC Disputed Claims Reserve. All claims against PMIC will be resolved prior to confirmation, including the Claims of the Terminated Executives (Class Four) of the PMIC Plan.

1.43. PMIC Shareholders. The holders of shares of stock of PMIC, including ACT.

1.44. Priority Claim. Any Claim against PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan), as applicable, to the extent such Claim is entitled to priority in right of payment under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

1.45. Priority Tax Claim. A Claim against PMIC or LW, as applicable, that is of a kind specified in Section 507(a)(8) of the Bankruptcy Code.

1.46. Pro Rata. With respect to any Distribution, the same proportion that the amount of such Allowed Claim bears to the aggregate amount of all Claims of such Class, including Disputed Claims.

1.47. Professional Fees. Any Claim made by professional persons retained in the Chapter 11 Case of PMIC and/or LW, as applicable (and as may be allocated amongst the Debtors by Order of the Bankruptcy Court or agreement of the parties), for

compensation and reimbursement of expenses pursuant to Sections 330 and 331 of the Bankruptcy Code.

1.48. Property. Any real or personal property of PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan), including, but not limited to, any right, title or interest in real, personal, tangible or intangible property listed on the respective Schedules of PMIC and LW, as applicable.

1.49. Schedules. The applicable schedules filed in the Chapter 11 Cases of PMIC and LW pursuant to the requirements of the Bankruptcy Code, including, without limitation, the Schedules of Assets and Liabilities and Statement of Financial Affairs heretofore filed by PMIC and LW with the Office of the Clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they may be amended from time to time.

1.50. SEC. The U.S. Securities and Exchange Commission.

1.51. Settlement Agreement. The Settlement Agreement by and among the Debtors, ACT and the Terminated Executives as stated in the Binding Term Sheet signed by ACT and the Terminated Executives and the proposed Settlement Agreement for which approval by the Bankruptcy Court is being sought.

1.52. Terminated Executives. Collectively, Theodore S. Li and Hui Cynthia Lee.

1.53. Unimpaired Class. Any Class of Claims under either the PMIC Plan or the LW Plan that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.54. Unsecured Claim. Any Claim against PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan), as applicable, other than Administrative

Claims, which is not secured or entitled to priority pursuant to Section 507 of the Bankruptcy Code.

1.55. Unsecured Creditor. Any Creditor holding an Unsecured Claim, including holders of Unsecured Trade Claims and Unsecured Deficiency Claims.

1.56. Unsecured Deficiency Claim. Any Unsecured Claim in excess of the amount entitled to priority under Section 507 of the Bankruptcy Code that is held by a Creditor with a Priority Claim.

1.57. Unsecured Trade Claim. An Unsecured Claim held on account of goods and/or services provided to PMIC (with respect to the PMIC Plan) or LW (with respect to the LW Plan), as applicable, prior to the Petition Date.

ARTICLE 2
CLASSIFICATION OF CLAIMS AND INTERESTS
(PMIC PLAN)

2.1. Unclassified Claims. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims (except as to the Claim of the IRS treated under Class Three hereof) shall not be classified for purposes of voting or receiving Distributions under the PMIC Plan. Rather, all such Claims shall be treated separately as unclassified Claims, pursuant to the terms of Article Four below.

2.2. Class One. Class One shall consist of Priority Claims other than those arising under sections 507(a)(1), (2) or (8) of the Bankruptcy Code. Holders of Class One Claims are not impaired under the PMIC Plan.

2.3. Class Two. Class Two shall consist of the Unsecured Claims of PMIC, including Unsecured Trade Claims and Unsecured Deficiency Claims. Holders of Class Two Claims are impaired under the PMIC Plan.

2.4. Class Three. Class Three shall consist of the Claim of the IRS against PMIC. Such Claim was amended by the IRS to $0.00 on or about November 8, 2005. A $1.00 binding reserve shall be established from the PMIC Disputed Claims Reserve for payment to the IRS on account of its Class 3 Claim in the event such Claim is subsequently amended to reflect an amount in excess of $0.00 and becomes an Allowed Claim (without prejudice to PMIC's right to raise a timeliness or other objection to any such amendment). Provided that the Allowed Claim of the IRS does not exceed $1.00, the holder of the Class Three Claim is unimpaired under the PMIC Plan.

2.5. Class Four. Class Four shall consist of the Claims of the Terminated Executives, as well as any and all other Claims that are, were or may be held by the Terminated Executives, whether known or unknown, contingent or liquidated, and whether heretofore subject of a proof of claim in the Chapter 11 Case of PMIC. Except as provided in Sections 4.8, 7.8 and 7.9 of the PMIC Plan, and pursuant to the Settlement Agreement, the Terminated Executives have waived any and all of their claims against PMIC. Holders of Class Four Claims have agreed to accept the treatment outlined in the Settlement Agreement as payment in full. Holders of Class Four Claims shall receive no distribution on account of the PMIC Plan except as provided in Sections 4.8, 7.8 and 7.9 of the PMIC Plan.

2.6. Class Five. Class Five shall consist of the Claim of Hartford Insurance Company filed against PMIC in the amount of $40,364.00 for pre-petition workers compensation premiums for employees of PMI. Such Claim shall be disallowed *in toto* for purposes of the PMIC Plan, but shall be treated as an allowed claim under

PMI's liquidating plan as specified therein. The holder of the Class Five Claim is impaired under the PMIC Plan.

2.7. Class Six. Class Six shall consist of the Equity Interests of the PMIC Shareholders other than Class Seven. The existing common stock of PMIC shall be cancelled and new stock shall be issued to Class Six Equity Interests. With respect to the Class Six Equity Interests of ACT, new stock shall be issued directly to the shareholders of ACT. Holders of Class Six Equity Interests are impaired under the PMIC Plan.

2.8. Class Seven. Class Seven shall consist of the Equity Interests of holders of PMIC Preferred Stock. The existing Series A Convertible Preferred Stock of PMIC shall be converted to 800,000 shares of PMIC common stock. Holders of Class Seven Equity Interests are impaired under the PMIC Plan.

ARTICLE 3
CLASSIFICATION OF CLAIMS AND INTERESTS
(LW PLAN)

3.1. Unclassified Claims. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving Distributions under the LW Plan. Rather, all such Claims shall be treated separately as unclassified Claims, pursuant to the terms of Article Five below.

3.2. Class One. Class One shall consist of Priority Claims other than those arising under sections 507(a)(1), (2) or (8) of the Bankruptcy Code. Holders of Class One Claims are not impaired under the LW Plan.

3.3. Class Two. Class Two shall consist of the Unsecured Claims of LW, including Unsecured Trade Claims and Unsecured Deficiency Claims. Holders of Class Two Claims are not impaired under the LW Plan.

3.4. Class Three. Class Three shall consist of PMIC's Equity Interest in LW. PMIC shall retain such interest. This Class is not impaired.

ARTICLE 4
TREATMENT OF CLAIMS AND INTERESTS
(PMIC PLAN)

4.1. Allowed Administrative Claims. Each holder of an Allowed Administrative Claim shall be paid in full in Cash on the Effective Date of the PMIC Plan or when such Claim is due, whichever is later, unless the holder of such Allowed Administrative Claim agrees to be treated differently. In the event that any Administrative Claim is (a) a Disputed Claim on the Effective Date or (b) a Claim for Professional Fees which has yet to become an Allowed Administrative Claim, such Claim, or any portion thereof, shall be paid in full within thirty (30) days after the Claim becomes an Allowed Administrative Claim, unless the holder of such Allowed Administrative Claim agrees to be treated differently.

4.2. Allowed Priority Tax Claims. Each holder of an Allowed Priority Tax Claim (other than Class Three) shall be paid, at the sole option of PMIC: (i) the amount of such holder's Allowed Claim on the earlier of (a) the Effective Date of the PMIC Plan or (b) ten (10) days from the date such Priority Tax Claim becomes an Allowed Claim; (ii) the amount of such holders' Allowed Claim, plus interest at the applicable statutory rate, in equal monthly cash payments in accordance with the provisions of Section 1129(a)(9)(c) of

the Bankruptcy Code; or (iii) such other treatment as may be agreed upon in writing by PMIC and the applicable holder of such Claim.

4.3. Class One (Allowed Priority Claims). Each holder of an Allowed Priority Claim shall be paid in full in Cash on the Effective Date of the PMIC Plan or when such Claim is due, whichever is later, unless the holder of such Class One Claim agrees to be treated differently.

4.4. Class Two (Allowed Unsecured Claims). Each holder of an Allowed Unsecured Claim in Class Two shall be paid in Cash an initial Distribution equal to fifty percent (50%) of their Allowed Claim on the Effective Date of the PMIC Plan, or if disputed or not yet allowed, thirty (30) days after a Final Order allowing said Claim, unless the holder of a Class Two Claim agrees to be treated differently. Additional Pro Rata Distributions under the PMIC Plan may be made after the Effective Date in such amounts and on such dates to be determined by the Distribution Agent in its sole discretion as funds become available from (i)the balance of the LW distribution as provided in Section 7.5 hereof, or (ii) any other source contemplated under the PMIC Plan in connection with the treatment and satisfaction of Class Two Claims, including the PMIC Disputed Claims Reserve upon disallowance of Disputed Claims. Distributions to holders of Allowed Claims in Class Two are also limited by the provisions of Section 4.9 hereof.

4.5. Class Three (Disputed Claims of the IRS). No Distributions shall be made on account of a Class Three Claim unless and until such Claim is determined to be an Allowed Claim in excess of $0.00. To the extent such Claim is determined to be an Allowed Claim in excess of $0.00, the holder of an Allowed Class Three Claim shall be paid in Cash its $1.00 share of the PMIC Disputed Claims Reserve in full satisfaction of such

Allowed Claim. Distributions to holders of Allowed claims in Class Three are also limited by the provisions of Section 4.9 hereof.

4.6. Class Four (Terminated Executives Claims). Except as provided in Sections 4.8, 7.8 and 7.9 of the PMIC Plan, no Distributions shall be made on account of a Class Four Claim under the PMIC Plan. Pursuant to the Settlement Agreement, and except as otherwise provided herein, the Terminated Executives have waived their claims against PMIC and will receive no distribution from PMIC. Any and all payments or distributions to the Terminated Executives shall be made pursuant to the terms of the Settlement Agreement. Except as provided in Sections 4.8, 7.8 and 7.9 of the PMIC Plan, such payments or distributions to the Terminated Executives shall not affect the rights, obligations, payments or distributions of any other creditors under the PMIC Plan.

4.7. Class Five (Claim of Hartford Insurance Company). The Claim of Hartford Insurance Company shall be disallowed *in toto* for purposes of the PMIC Plan and deemed an unsecured, non-priority claim against PMI, to be treated under Class 3A in accordance with the PMI Plan.

4.8. Class Six (Equity Interests of PMIC Shareholders other than Class Seven). Class Six shall consist of the Equity Interests of PMIC Shareholders other than holders of PMIC Series A Convertible Preferred Stock. ACT shall contribute up to fifty thousand dollars ($50,000.00) on behalf of its shareholders to effectuate the PMIC Plan. The existing common stock of PMIC shall be cancelled and new stock issued in the merged PMIC/Herborium subject to the dilution of such interests upon plan consummation and the corresponding merger of Herborium with PMIC. With respect to the Class Six Equity Interests of ACT, the new stock in merged PMIC/Herborium will be issued directly to the

shareholders of ACT. In this regard, PMIC's stockholders other than ACT will own 3.71% of post-merger PMIC/Herborium; ACT's shareholders and the Terminated Executives (after taking into account the issuance of post-merger PMIC/Herborium common stock otherwise due to ACT shareholders) shall own 10.55% of post-merger PMIC/Herborium; PMIC's current Series A preferred stockholders will own 0.74% of post-merger PMIC/Herborium; and Herborium's current stockholders will own 85% of post-merger PMIC/Herborium. Under the Settlement Agreement, certain shares of PMIC/Herborium stock which would otherwise be issued to ACT shareholders will be issued to the Terminated Executives.

4.9. Maximum Distribution to Unsecured Non-Priority Creditors of PMIC. Notwithstanding anything herein to the contrary, the total Distributions to be made under the PMIC Plan to holders of Allowed Claims other than Class One shall not exceed one hundred and twenty thousand dollars ($120,000.00), including the PMIC Disputed Claims Reserve, and which shall be distributed Pro Rata to the appropriate Creditors of PMIC as set forth herein. Moreover, those Creditors alleged to have received preferences or other avoidable transfers shall receive no Distributions under the PMIC Plan pending the disposition of any corresponding avoidance actions filed or to be filed by or on behalf of PMIC, and an amount representing each such Creditor's Pro Rata share of its Claim shall be held in escrow by the Distribution Agent pending the outcome of such litigation and any corresponding disallowance or adjustments to the amount of such Claims pursuant to 11 U.S.C. § 502(d).

4.10. Class Seven (Equity Interests of Holders of PMIC Preferred Stock). The existing Series A Convertible Preferred Stock of PMIC shall be converted to 800,000

shares of PMIC common stock. As noted above, current Series A preferred stockholders will own 0.74% of post-merger PMIC/Herborium upon plan consummation and the corresponding merger of Herborium with PMIC.

ARTICLE 5
TREATMENT OF CLAIMS AND INTERESTS
(LW PLAN)

5.1. Allowed Administrative Claims. Each holder of an Allowed Administrative Claim shall be paid in full in Cash on the Effective Date of the LW Plan or when such Claim is due, whichever is later, unless the holder of such Allowed Administrative Claim agrees to be treated differently. In the event that any Administrative Claim is (a) a Disputed Claim on the Effective Date, or (b) a Claim for Professional Fees which has yet to become an Allowed Administrative Claim, such Claim, or any portion thereof, shall be paid in full within thirty (30) days after the Claim becomes an Allowed Administrative Claim, unless the holder of such Allowed Administrative Claim agrees to be treated differently.

5.2. Allowed Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall be paid, at the sole option of LW: (i) the amount of such holder's Allowed Claim on the earlier of (a) the Effective Date of the LW Plan or (b) ten (10) days from the date such Priority Tax Claim becomes an Allowed Claim; (ii) the amount of such holders' Allowed Claim, plus interest at the applicable statutory rate, in equal monthly cash payments in accordance with the provisions of Section 1129(a)(9)(c) of the Bankruptcy Code; or (iii) such other treatment as may be agreed upon in writing by LW and the applicable holder of such Claim. No Distributions shall be made on account of Priority Tax

Claims unless and until such Claim is determined to be an Allowed Claim, which then shall be treated as provided herein. In connection with confirmation of its Plan, LW shall (1) establish the LW Disputed Claims Reserve, and (2) file a motion requesting that the Priority Tax Claim of the California State Board of Equalization, which was filed against LW in the amount of $133,069.38 (and which is or shall be the subject of a claim objection to be filed prior to the Confirmation Hearing) be estimated at no more than fifteen thousand dollars ($15,000.00) for voting and distribution purposes.

5.3. Class One (Allowed Priority Claims). Each holder of an Allowed Priority Claim shall be paid in full in Cash on the Effective Date or when such Claim is due, whichever is later, unless the holder of such Class One Claim agrees to be treated differently.

5.4. Class Two (Allowed Unsecured Claims). Timely-filed, Allowed Claims in Class Two shall be paid in full.

5.5. Maximum Distribution to Non-Priority Creditors of LW. Notwithstanding anything herein to the contrary, the total Distributions to be made under the LW Plan to holders of Allowed Claims in Class Two shall not exceed $5,000.00, which shall be distributed Pro Rata to the appropriate holders of Allowed Unsecured Claims as set forth herein. Moreover, those Creditors alleged to have received preferences or other avoidable transfers shall receive no Distributions under the LW Plan pending the disposition of any corresponding avoidance actions filed or to be filed by or on behalf of LW, and an amount representing each such Creditor's Pro Rata share of its Claim shall be held in escrow by the Distribution Agent pending the outcome of such litigation and any corresponding disallowance or adjustments to the amount of such Claims pursuant to 11 U.S.C. § 502(d).

5.6. Class Three (Equity Interests of LW). PMIC, the holder of Class Three Equity Interests, shall retain its ownership interest in LW. LW will distribute all of its remaining cash, after payment of all Allowed Claims and a reserve for the full amount of potential administrative expenses and Disputed Claims, to PMIC.

ARTICLE 6
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
(PMIC PLAN and LW PLAN)

6.1. Reservation of Rights. PMIC and LW each reserve the right to move the Bankruptcy Court on or before the applicable Confirmation Date to assume or reject any and all contracts or leases entered into by PMIC or LW (as applicable) prior to the Petition Date which are executory and have not yet been assumed or rejected, pursuant to and in accordance with Section 365 of the Bankruptcy Code.

6.2. Assumption and Rejection of Executory Contracts and Unexpired Leases. All executory contracts listed on Exhibit "A" hereto shall be assumed by PMIC under the PMIC Plan. All executory contracts listed on Exhibit "B" hereto shall be assumed by LW under the LW Plan. Any executory contracts or unexpired leases (a) not assumed by PMIC or LW (i) under the PMIC Plan or the LW Plan, as applicable, or (ii) upon motion filed with the Bankruptcy Court on or before the applicable Confirmation Date, or (b) which are the subject of pending motions to reject, shall be deemed to have been rejected on the Effective Date of the applicable Plan. PMIC and LW believe, and therefore aver, that no arrearages exist under any of their respective executory contracts or unexpired leases other than as stated in Exhibits "A" and/or "B", as applicable, which (in the absence of a sustained confirmation objection) shall represent the cure amounts to be paid pursuant 11 U.S.C. § 365(b)(1)(A) with respect to each contract or lease to be assumed. Arrearages in

connection with any executory contract or unexpired leases to be assumed under the PMIC Plan or the LW Plan shall be paid in full on the respective Effective Date of each of the Plans, except as otherwise agreed.

The Confirmation Order shall constitute an Order approving (i) the assumption of the executory contracts and unexpired leases listed on Exhibits "A" and "B" hereto, and (ii) the cure amounts to be paid pursuant 11 U.S.C. § 365(b)(1)(A) with respect to each contract to be assumed. A party to any executory contract or unexpired lease who objects to the assumption of such contract or lease (or to the corresponding cure amount, if any, set forth in Exhibit "A" and/or "B") must file and serve an objection to the PMIC Plan or the LW Plan, as applicable, by the deadline established by the Bankruptcy Court for objecting to the confirmation of the Plans.

PMIC and LW each reserve the right to amend their respective Plans at or prior to the Confirmation Hearing to designate additional executory contracts or unexpired leases to be assumed under the PMIC Plan or LW Plan, as applicable. The assumption or non-assumption of any executory contract by PMIC or LW pursuant to the applicable Plan or otherwise shall not constitute a waiver of PMIC's or LW's right to compel any Entity to account for and turn over any deposits or other collateral or funds held by or in the control of such Entity. To the extent any provision of any executory contract which is not assumed hereunder is inconsistent with any provision of the PMIC Plan or the LW Plan, the applicable Plan shall govern.

6.3. Terminated and Rejected Contracts. The Confirmation Order shall constitute an Order (i) determining that the Employment Agreements are not executory contracts as having been properly and effectively terminated prior to the Petition Date, and

(ii) approving the rejection of any other executory contract and unexpired lease, to the extent not terminated prior to the Petition Date (a) which is not listed in Exhibit "A"or "B" or (b) as to which a motion to assume is not pending. A party to any executory contract or unexpired lease who objects to the rejection of such contract or lease must file and serve an objection to the applicable Plan by the deadline established by the Bankruptcy Court for objecting to confirmation of the Plans. Proofs of claim in connection with any rejection of an executory contract or unexpired lease must be filed within five (5) days following the Confirmation Date or, if applicable to a particular executory contract, the date set by Order of the Bankruptcy Court. Claims based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Bankruptcy Court orders otherwise.

ARTICLE 7
IMPLEMENTATION OF THE PLANS
(PMIC PLAN and LW PLAN)

7.1. Overview. The following description makes reference to the implementation of the PMIC Plan and the LW Plan, as well as the liquidating plan(s) for PMI and PMIGA, as may be subsequently modified or amended. Other provisions governing the PMI and PMIGA plan(s) are set forth in their respective filings and are not repeated herein.

7.2. Liquidation of PMI. Funding of PMI's liquidating plan will be from the following sources:

- By the sale for $4,990,000 Cash of the real property located at 1600 California Circle, Milpitas, California (the "Building"), which, prior to the closing of such sale transaction on

November 23, 2005, was owned by PMI, and the proceeds of which are subject to encumbrances for the benefit of Wells Fargo Bank, N.A. ("WFB") and the U.S. Small Business Administration ("SBA"). The closing of the sale of the Building was a condition precedent to the effectiveness of PMI's liquidating plan to ensure that the secured Claims of WFB and SBA are fully satisfied under such plan. After satisfaction of such secured claims, the PMI estate will realize a net benefit of approximately $1.6 million for the remaining Creditors holding Allowed Claims against PMI.

- Liquidation of the non-physical assets of PMI (such as customer lists).
- Liquidation of PMIGA and the payment of a portion of PMI's claim against PMIGA as set forth in the Settlement Agreement entered into by and between the Debtors and MTC as approved by the Bankruptcy Court on October 31, 2005.
- The net proceeds, if any, from preference and fraudulent transfer litigation by PMI or other causes of action of PMI, including the net proceeds (as may be allocated) from litigation brought against the Terminated Executives by ACT as Estate Representative. Pursuant to the Settlement Agreement there will be no such net proceeds.

7.3. Liquidation of PMIGA. Funding of PMIGA's liquidating plan will be from (1) liquidation of the assets (specifically, the bank accounts and accounts receivable) of PMIGA, and (2) the net proceeds, if any, from preference and fraudulent transfer litigation by PMIGA or other causes of action of PMIGA, including the net proceeds (as may be allocated) from litigation brought against the Terminated Executives by ACT as Estate Representative. Pursuant to the Settlement Agreement there will be no net proceeds from this litigation.

7.4. Implementation of LW Plan. Funding of Distributions with respect to the Allowed Claims of the Creditors of LW will be from the bank accounts and available Cash of LW, including PMI's distribution to LW under the PMI Plan on account of LW's Class 3B Claim, estimated at approximately $185,000.00.

7.5. Implementation of PMIC Plan. Funding of Distributions with respect to the Allowed Claims and Equity Interests of the Creditors of PMIC shall be made from the following sources:

- A distribution to PMIC from LW of up to $185,000.00 in connection with stock representing PMIC's shareholder interest. $120,000 - $140,000.00 of such distribution shall be made from LW to PMIC on the Effective Date of the LW Plan, and shall be distributed on the Effective Date of the PMIC Plan to holders of Allowed Claims in Class 2 as provided in Section 4.4 of the PMIC Plan;
- The Federal Income Tax Refund, expected to be $73,485.00;
- The merger of PMIC and Herborium, as set forth herein and

detailed in the Disclosure Statement;

- If necessary to pay Class Two Creditors of PMIC as provided in Section 4.4 hereof and to fund the PMIC Disputed Claims Reserve as contemplated herein (subject to the Distribution cap set forth in Section 4.9 hereof), a contribution of up to $50,000.00 of new value by ACT on behalf of its shareholders.

7.6. Appointment of ACT as Distribution Agent under the PMIC Plan. Initial Distributions under the PMIC Plan (that is, those Distributions to be made on the Effective Date of the PMIC Plan, as set forth in Article 4 hereof) shall be made by reorganized PMIC. All subsequent Distributions, including Distributions resulting from the Federal Income Tax Refund (to the extent received by PMIC after the Effective Date of the PMIC Plan) and the post-Effective Date balance of the distribution from LW to PMIC (as described in Section 7.5 above), shall be made by ACT as Distribution Agent for reorganized PMIC. Confirmation of the PMIC Plan shall constitute approval by the Bankruptcy Court of the appointment and compensation of ACT as Distribution Agent under the PMIC Plan. In this regard, ACT will be paid (1) a commission based upon a percentage of the amount distributed to Creditors (not including any initial Distribution made by reorganized PMIC in accordance with the PMIC Plan) and (2) reimbursable costs, including any counsel fees incurred in connection therewith. Such commission shall be in the maximum amount allowed as compensation for trustees under Bankruptcy Code § 326(a).

7.7. Appointment of ACT as Distribution Agent under the LW Plan. Initial Distributions under the LW Plan (that is, those Distributions to be made on the

Effective Date of the LW Plan, as set forth in Article 5 hereof) shall be made by reorganized LW. All subsequent Distributions shall be made by ACT as Distribution Agent for reorganized LW. Confirmation of the LW Plan shall constitute approval by the Bankruptcy Court of the appointment and compensation of ACT as Distribution Agent under the LW Plan. In this regard, ACT will be paid (1) a commission based upon a percentage of the amount distributed to Creditors (not including any initial Distribution made by reorganized LW in accordance with the LW Plan) and (2) reimbursable costs, including any counsel fees incurred in connection therewith. Such commission shall be in the maximum allowed as compensation for trustees under Bankruptcy Code § 326(a).

7.8. Merger of PMIC and Herborium. For purposes of effecting the merger with Herborium, the authorized shares of PMIC shall be increased from 25 million shares to 500 million shares. ACT's shares in PMIC shall be cancelled and reissued, directly to ACT's shareholders as a special dividend. The existing Series A Convertible Preferred Stock of PMIC shall be converted to 800,000 shares of PMIC common stock. ACT's shareholders and the Terminated Executives (after taking into account the issuance of post-merger PMIC/Herborium common stock otherwise due to ACT shareholders) shall own 10.55% of post-merger PMIC/Herborium; PMIC's current Series A preferred stockholders shall own 0.74% of post-merger PMIC/Herborium; PMIC's remaining non-ACT stockholders shall own 3.71% of post-merger PMIC/Herborium; and Herborium's current stockholders shall own 85% of post-merger PMIC/Herborium. No shares of reorganized PMIC/Herborium shall be retained by ACT. Pursuant to the Settlement Agreement, some shares of PMIC/Herborium which would

otherwise be distributed to ACT's shareholders will be distributed to the Terminated Executives.

7.9. Revesting of Assets. Upon the Effective Date, reorganized PMIC shall be revested with the assets of PMIC (other than those required to repay ACT for any payments made under the Settlement Agreement[1] or are otherwise necessary to effectuate the PMIC Plan or any provision thereof), including its 100% ownership of LW and all Causes of Action, free and clear of all claims and interests of the other Debtors and their respective creditors. PMIC shall merge with Herborium and be the surviving operating entity post-merger. ACT's shareholders and the Terminated Executives (after taking into account the issuance of post-merger PMIC/Herborium common stock otherwise due to ACT shareholders) shall hold 10.55% of the post-merger outstanding and issued common stock of PMIC/Herborium.

7.10. Remaining Assets of LW. After all required Distributions are made under the Plan to the Creditors of LW, all remaining assets of LW shall be held by LW or delivered to reorganized PMIC, as reorganized PMIC may elect in its sole discretion.

7.11. Authority to Consummate Plan. Upon Confirmation, PMIC, LW, and all other necessary parties shall be authorized and empowered, without further Order of the Bankruptcy Court, to execute and deliver any instrument, security, agreement or document, and to perform any act that is necessary, desirable, or required for the consummation of the Plans. Consistent with the Plans, PMIC and LW are hereby

[1] Pursuant to the Settlement Agreement, PMIC shall reimburse ACT for the cash that ACT is required to pay to the Terminated Executives utilizing remaining cash in its estate after payment of Allowed Claims under the PMIC Plan and after a reserve has been made for the full amount of potential administrative expenses and Disputed Claims.

authorized to perform and transfer all of the transferred or exchanged assets free and clear of all liens, claims, interests and encumbrances (except as otherwise provided in the Plans and the Confirmation Order) and to take all actions necessary or appropriate to implement, consummate and effectuate the transactions contemplated thereby, and to take all further actions as may be reasonably be requested by any of the parties for the purpose of assigning, transferring, granting, conveying and conferring to the parties or reducing to possession any or all of the transferred or exchanged assets, as may be necessary or appropriate to the performance of the parties' obligations as contemplated by the Plans, all without further action by the Bankruptcy Court or corporate action by the directors, members or stockholders (or similar positions) of PMIC and LW.

7.12 Preservation and Prosecution of Claims and Causes of Action. Pursuant to the Settlement Agreement, PMIC and LW will release any claims they had, have or may have against the Terminated Executives. The Terminated Executives shall provide the Debtors with releases of any claims they had, have or may have in the future. PMIC and LW are unaware of any other potential litigation.

7.13 Merger on Effective Date. The PMIC/Herborium Merger will be consummated on the Effective Date of the PMIC Plan. The Debtors may delay the Effective Date of the Plans for a period of not more than thirty (30) days following confirmation if necessary to consummate the PMIC/Herborium Merger.

7.14 Post-confirmation Operations. Upon the Effective Date, PMIC shall merge with Herborium and be the surviving post-merger operating entity.

ARTICLE 8
POST-CONFIRMATION MANAGEMENT AND OWNERSHIP
(PMIC PLAN and LW PLAN)

8.1. Management. The proposed post-merger Board of Directors of PMIC/Herborium and LW will consist of Dr. Agnes P. Olszewski, Dr. James P. Gilligan, and independent directors, Max G. Ansbacher and Wayne I. Danson. A third independent board member is in the process of being selected. The officers of post-merger PMIC/Herborium shall be Dr. Agnes P. Olszewski and Dr. James P. Gilligan.

8.2. Ownership. Upon Confirmation, PMIC shall be the sole shareholder of LW. ACT's shareholders and the Terminated Executives (after taking into account the issuance of post-merger PMIC/Herborium common stock otherwise due to ACT shareholders) shall own 10.55% of post-merger PMIC/Herborium; PMIC's current Series A preferred stockholders shall own 0.74% of post-merger PMIC/Herborium; PMIC's remaining non-ACT stockholders shall own 3.71% of post-merger PMIC/Herborium; and Herborium's stockholders shall own 85% of post-merger PMIC/Herborium. Immediately following the merger transaction, PMIC will change its name to Herborium Group, Inc. and adopt the November 30 year-end of Herborium for accounting purposes.

ARTICLE 9
DISCHARGE OF THE DEBTOR
(PMIC PLAN and LW PLAN)

9.1. Discharge. Upon the Effective Date, and except as otherwise provided herein, PMIC and LW shall be discharged from any debt that arose before the Confirmation Date and any debt of a kind specified within Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) such Claim is allowed under

Section 502 of the Bankruptcy Code; or (c) the holder of such Claim has voted to accept the Plan.

9.2. Injunction. Upon the Effective Date, all holders of Claims and Equity Interests shall be enjoined and permanently barred from pursuing such Claims or Equity Interests against PMIC and/or LW, as applicable, and any Property of reorganized PMIC and/or reorganized LW.

ARTICLE 10
EFFECT OF CONFIRMATION
(PMIC PLAN and LW PLAN)

10.1. Terms Binding. On the Effective Date, all provisions of the Plans shall be binding upon the Debtors, all Creditors and Equity Interest Holders of PMIC and LW, and all other Entities who are affected in any manner by the Plans.

10.2. Automatic Stay. The automatic stay of Section 362 of the Bankruptcy Code shall remain in effect until the Effective Date.

10.3. Cure of Defaults. With respect to each Class of Claims or Equity Interests, the provisions of the Plans and the Confirmation thereof shall, pursuant to Section 1123(a)(5)(G) of the Bankruptcy Code, constitute a cure and/or waiver of any pre-Petition Date default with respect to each holder of a Claim or Equity Interest in such Classes including, without limitation, any default based upon the financial condition, insolvency or bankruptcy of PMIC and/or LW, as applicable, and treatment under the respective Plans shall constitute satisfaction in full of any Claims asserted or assertable in connection therewith.

ARTICLE 11
CRAMDOWN PROVISION AND CONFIRMATION REQUEST
(PMIC PLAN and LW PLAN)

11.1. Cram Down. If one or more Impaired Class of Claims or Equity Interests fails to accept the applicable Plan of PMIC or LW under Section 1126 of the Bankruptcy Code, and all of the applicable requirements of Section 1129(a) of the Bankruptcy Code (other than Section 1129(a)(8)) have been satisfied, then PMIC and/or LW, as the case may be, request that the Bankruptcy Court confirm the applicable Plan or Plans pursuant to the provisions of Section 1129(b) of the Bankruptcy Code.

ARTICLE 12
RETENTION OF JURISDICTION
(PMIC PLAN and LW PLAN)

12.1. Bankruptcy Court Jurisdiction. The Bankruptcy Court shall retain jurisdiction after Confirmation: (a) to consider (and reconsider if appropriate) Claims and objections thereto; (b) to fix expenses of administration and compensation therefore, including Professional Fees; (c) to hear and determine any dispute arising under or relating to the Plans or arising under or relating to the Chapter 11 Cases of PMIC and/or LW; (d) to enforce all discharge provisions of the Plans; (e) to make such orders and directions pursuant to 11 U.S.C. §§ 1127 and 1142 as may be necessary or appropriate; and (f) to hear and determine any Causes of Action, rights, claims and demands belonging to PMIC and/or LW, as applicable, including (i) any claims to recover preferences, fraudulent transfers or any other actions allowed by Sections 542, 543, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code (all of which claims expressly survive confirmation), and (ii) any other matter subject to the Bankruptcy Court's jurisdiction pursuant to applicable law.

ARTICLE 13
PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND UNCLAIMED FUNDS (PMIC PLAN and LW PLAN)

13.1. Objections to Claims: Prosecution of Disputed Claims. Any party in interest may object to allowance of Claims filed with the Bankruptcy Court, and all objections to the allowance of Claims shall be litigated to Final Order or compromised and settled subject to the approval of the Bankruptcy Court after notice to the Debtors, the holder of such Claim, and any parties requesting notices in the Cases pursuant to applicable Bankruptcy Rules, and a hearing. Failure of PMIC or LW to object to any Claim for purposes of voting on the respective Plans shall not be deemed a waiver of the right of PMIC or LW, as applicable, to object to the allowance of such Claim at any later date on any ground whatsoever. All objections to Claims shall be filed within thirty (30) days following the Confirmation Date.

13.2. Late Filed Claims. No objection need be filed with respect to any proof of claim filed after the Bar Date, and the holder of any such late-filed proof of claim shall receive no Distribution under the PMIC Plan or the LW Plan, except as specifically ordered by the Bankruptcy Court after notice to the Debtors, counsel for the Debtors, and such parties as the Bankruptcy Court may direct, and a motion and a hearing thereon, which motion must be filed at least three (3) Business Days before the Confirmation Hearing or the holder of such Claim shall be forever barred. Nothing herein shall constitute a waiver by PMIC or LW of any counterclaims or of any defenses with respect to late-filed proofs of claim, including defenses as to the timeliness of the filing of such proof of claim.

13.3. Unclaimed Funds. Any Distribution under the PMIC Plan or the LW Plan which is unclaimed after one hundred eighty (180) days following the Distribution Date shall revert to PMIC or LW, as applicable.

13.4. PMIC Disputed Claims Reserve. For purposes of confirmation of the PMIC Plan, PMIC shall establish a reserve for Disputed Claims not to exceed twenty-five thousand dollars ($25,000.00). If allowed in whole or in part, no Distribution shall be made on account of any Disputed Claims other than the applicable Claimant's Pro Rata share of the PMIC Disputed Claims Reserve.

ARTICLE 14
MISCELLANEOUS PROVISIONS
(PMIC PLAN and LW PLAN)

14.1. Modification Pre-Confirmation. At any time before Confirmation, PMIC and/or LW may modify the respective Plans, but shall not modify the PMIC Plan or the LW Plan so that the Plan(s) as modified fails to meet the requirements of Section 1122 and Section 1123 of the Bankruptcy Code. Should PMIC and/or LW file a modification to the applicable Plan(s) with the Bankruptcy Court, such Plan as modified shall become the Plan for purposes of Confirmation.

14.2. Modification Post-Confirmation. After Confirmation, PMIC and/or LW may, with approval of the Bankruptcy Court (and so long as it does not materially or adversely affect the interests of the respective Creditors of PMIC and/or LW) remedy any defect or omission, or reconcile any inconsistencies in the Plans or Confirmation Order in such manner as may be necessary to carry out the purposes and intent of the Plans.

14.3. Modification Before Substantial Consummation. At any time after Confirmation and before substantial consummation of the PMIC Plan or the LW Plan,

PMIC and/or LW may modify their respective Plans, but shall not modify the Plans so that the applicable Plan(s) as modified fails to meet the requirements of Section 1122 and Section 1123 of the Bankruptcy Code. The Plan(s) as modified hereunder shall become the PMIC Plan or LW Plan, as applicable, only if the Bankruptcy Court, after notice and a hearing, confirms such Plan(s) as modified pursuant to Section 1129 of the Bankruptcy Code, and the circumstances warrant such modification.

14.4. Waiver of Interest, Penalties, Attorneys' Fees. All Creditors holding Claims of any kind shall waive any and all interest, late charges, penalties, attorneys' fees, court costs, and any other charges of any kind not expressly set forth in the PMIC Plan and/or the LW Plan.

14.5. Securities Laws and Taxes. The issuance of common stock to existing holders of PMIC Series A Preferred Stock and Common Stock shall constitute an offer of securities within the purview of Section 1145(a) of the Bankruptcy Code and shall not be subject to the registration requirements under the Securities Act of 1933, as amended, and state or local law. Such securities will be issued in exchange for their respective claims as existing shareholders of PMIC. The issuance of common stock to shareholders of ACT shall constitute an offer of securities within the purview of Section 1145(a) of the Bankruptcy Code and shall not be subject to the registration requirements under the Securities Act of 1933, as amended, and state or local law because such shares will be issued partly in exchange for ACT's claims and partly in exchange for the payment of cash by ACT. None of the recipients of these shares will be deemed an underwriter as specified in Section 1145(a) of the Bankruptcy Code. The issuance of common stock to the Terminated Executives shall constitute an offer of securities within the purview of Section 1145(a) of

the Bankruptcy Code and shall not be subject to the registration requirements under the Securities Act of 1933, as amended, and state or local law because such shares will be issued partly in exchange for mutual releases and other consideration provided under the Settlement Agreement.

The offer and issuance of common stock to the two stockholders of Herborium will be exempt from registration under the Securities Act of 1933, as amended by virtue of Rule 506 of Regulation D under the Securities Act of 1933 as PMIC will provide the information required pursuant to Rule 502(b) (2)(ii) (B) and (C), and the merger agreement will contain representations regarding the investment intent of the two Herborium shareholders.A

The redemption, reissuance and/or cancellation of such Equity Interests shall be exempt from transfer, stamp or similar taxes under any law pursuant to Section 1146 of the Bankruptcy Code.

14.6. Liability in Connection with Plan. PMIC, LW, and their respective officers, employees, attorneys, accountants and agents shall not have nor shall they incur, and are hereby released from, any liability to any Creditor or Equity Interest Holder for any act or omission in connection with or arising out of their administration of the Plans or the property to be distributed under the Plans taken or made in compliance with the applicable provisions of Title 11 of the Bankruptcy Code, except for gross negligence or willful misconduct, and in all respects, they shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plans. The foregoing shall not, however, affect the liability of PMIC or LW, as applicable, to any Creditor with respect to the treatment of any Claims as provided under the Plans.

14.7. Payment of Quarterly Fees. All quarterly fees due and owing to the United States' Trustee under 28 U.S.C. § 1930 shall continue to be paid pursuant to the provisions thereof until the closing of the respective Chapter 11 cases of PMIC and LW.

14.8. Notice of Default. No default shall be declared under the Plan(s) unless and until PMIC and/or LW, as applicable, and their counsel shall have received written notice of default and PMIC or LW, as applicable, has failed to cure such default within thirty (30) days of receipt of the written notice.

14.9. Disallowance of Claims. Any and all Claims which are listed in the Schedules of PMIC or LW as disputed, contingent or unliquidated, and for which no proper proof of claim has been filed prior to the Bar Date, shall be disallowed, and the holders of such Claims shall receive no distributions pursuant to the PMIC Plan or the LW Plan, as applicable.

14.10. Non-Admission. Nothing in the Plans shall be deemed an admission, nor constitute a waiver of any of PMIC's or LW's claims, defenses, rights and remedies including, without limitation, any right to contribution and/or indemnification in connection with, related to, or arising out of any Claim, no matter when arising or asserted, all of which claims, defenses, rights and remedies are specifically preserved.

14.11. Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plans shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

14.12. Inconsistencies. In the event and to the extent that any provision of the PMIC Plan or the LW Plan is inconsistent with the provisions of the Disclosure

Statement, prepared and filed by PMIC and LW in accordance with Section 1125 of the Bankruptcy Code, the provisions of the applicable Plan shall control and take precedence.

14.13. Headings. The headings of the articles, paragraphs, and sections of the Plans are inserted for convenience only and shall not affect the interpretation thereof.

14.14. Successors and Assigns. The rights, benefits and obligations of any Person or Entity named or referred to in the Plans shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors or assigns of such Person or Entity.

14.15. Retention and Payment of Professionals. Subject to the requirements of Section 1129(a)(4) of the Bankruptcy Code, following the applicable Effective Date, reorganized PMIC, reorganized LW, and ACT, in its capacity as Distribution Agent and/or Estate Representative, may retain and compensate professionals without Bankruptcy Court approval.

14.16. Fractional Dollars or Interests. Any other provision of the Plans notwithstanding, no payments of fractions of dollars or fractions of shares shall be made to any holder of an Allowed Claim or Allowed Equity Interest. Whenever any payment of a fraction of a dollar or a fraction of a share would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar or share (up or down).

14.17 Administrative Claims Bar Date. All applications for allowance of Administrative Claims arising prior to the respective Effective Dates of the PMIC Plan and/or the LW Plan, including applications for payment of Professional Fees, shall be filed no later than thirty (30) days from the applicable Effective Date or on the first Business Day thereafter.

ARTICLE 15
EFFECTIVENESS OF PLAN
(PMIC PLAN and LW PLAN)

15.1. Further Documentation. All of the terms of the Plans shall be effective without any other documentation, and PMIC and/or LW may, but need not, file a certified copy of the Plan(s) with any applicable state, county or municipal recorder's office as further evidence of the provisions thereof. Notwithstanding the foregoing, all Entities affected by the Plans and necessary parties to the consummation thereof shall execute such security agreements, financing statements, releases, satisfaction pieces and any other documents as may be reasonably required in furtherance of the provisions of the Plan and/or the rights and remedies hereunder.

DATED: June 20, 2006

Prepared and submitted by:

Pacific Magtron International, Corp.

By: [signature]
Martin Nielson, Chairman and CEO

Livewarehouse, Inc.

By: [signature]
Anthony Lee, CFO and Secretary

/s/ Lenard E. Schwartzer
Lenard E. Schwartzer, Esq.
Schwartzer & McPherson Law Firm
2850 South Jones Boulevard, Suite 1
Las Vegas, Nevada 89146
Attorney for the Debtors
and Debtors In Possession